Exhibit (d)(7)

Schedule A

(updated and effective as 01/24/2025)

Fund(s)

Amplify AI Powered Equity ETF (formerly AI Powered Equity ETF)

Amplify Travel Tech ETF

Amplify Lithium & Battery Technology ETF

Amplify Transformational Data Sharing ETF

Amplify Etho Climate Leadership U.S. ETF

Amplify BlueStar Israel Technology ETF

Amplify Alternative Harvest ETF

Amplify BlackSwan Growth & Treasury Core ETF

Amplify BlackSwan ISWN ETF

Amplify Thematic All-Stars ETF

Amplify BlackSwan Tech & Treasury ETF

Amplify Natural Resources Dividend Income ETF

Amplify Junior Silver Miners ETF

Amplify Seymour Cannabis ETF